Exhibit 10.10

Employment Contract

Galecto Biotech ApS

and

Bertil E. Lindmark

Galecto Biotech ApS

CVR no. 34878366

c/o Cobis A/S Ole Maaloes Vej 3

2200 Kobenhavn N Denmark (the “Company”)

and

Bertil E. Lindmark

(the “Employee”)

(each a “Party” and collectively the “Parties”)

have today entered into this employment contract (the “Employment Contract”).

1.	Date of Employment

1.1	The Employee will be employed with the Company from March 1, 2020.

2.	Job Title

2.1	The Employee will serve the Company as Chief Medical Officer.

2.2	The Employee is responsible and reports to the Company’s Chief Executive Officer, currently Hans Thalsgard Schambye.

3.	Place of Work

3.1	The Employee will be based at the Company’s address, c/o Cobis A/S, Ole Maaloes Vej 3.

3.2	The Employee will be required to travel in Denmark and abroad. The Employee has specifically been informed that a significant part of the working time may be placed in the United Kingdom.

4.	Working Hours

4.1	The Employee will be employed on a full-time basis, i.e. 37 hours per week not including breaks.

4.2

The Employee has been informed that he may be required to work overtime. The Employee is not entitled to separate payment for overtime work as payment for such work is included in the Employee’s salary.

5.	Other Employment

5.1	The Employee is obliged to devote all his working time and skill in the Company’s service and may not accept any other paid work without the prior written consent of the Company’s managing director.

5.2

The Employee may not, whether directly or indirectly, engage or hold interests in any other business, apart from portfolio investments in listed companies or any other type of portfolio investments, including shares in non-competing companies.

6.	Salary

6.1	The Company will pay the Employee a monthly salary of DKK 225,000 payable monthly in arrears on the last business day of the month into a bank account designated by the Employee.

6.2	The salary is subject to an annual review in December—the first time in December 2020—and any adjustment of the salary will take effect on 1 January of the following year.

6.3	Contributions to the Company’s lunch scheme, DKK 200 are deducted from the monthly salary.

7.	Social Security Clause

7.1	During the term of the Contract, it is assumed that the Employee will be enrolled in the social security system in Denmark.

7.2

Owing to the tax rules applicable in Denmark and Sweden, respectively, the Employee is not entitled to perform work in Sweden, whether paid or unpaid, to the extent that it may affect the Employee’s legal rights as a person working primarily in Denmark. The Employee is however allowed to perform work in Sweden, provided that such work does not exceed 25 % of the Employee’s average 37 hour work week. If the Employee undertakes more work in Sweden with the consequence that the Company is liable to pay social security contributions to Sweden, the Company shall be held indemnified (in Danish: “skadeslos”) with respect to any obligation to pay social security contributions to Sweden.

7.3	The Company is responsible for filing social security contribution (ATP) in accordance with the Danish Rules.

7.4

The Employee is however not responsible for the Company’s obligation to pay social security costs in Sweden if such obligation is due to the Employee’s business travels in Sweden in the service of the Company

8.	Pension and Insurance

8.1

The Company has no pension scheme. However, upon request from the Employee, the Company is willing to administer the monthly payment of part of the Employee’s salary, cf. clause 6.1, to a pension fund designated by the Employee

9.	Bonus

9.1

The Employee shall be entitled to an annual bonus of up to 22 % of the annual base salary cf. section 6.1. The applicable terms and conditions for the bonus, including the targets, shall be determined each year in the sole discretion of the Company following consultation with the Employee.

10.	Stock Option Scheme

10.1

The Employee is eligible for participation in the Company’s coming stock option scheme. The applicable terms and conditions for the stock option scheme will be set out in an amendment to the Employment Contract after the stock option scheme has been prepared by the Company. The agreed level of the options is 1.2% of the option pool on a fully diluted basis.

11.	Employee Benefits

11.1	The Company will place a mobile telephone, laptop and internet connection at the Employee’s disposal and pay all reasonable expenses relating thereto.

12.	Sickness

12.1

The Employee must immediately notify the Company of any absence due to sickness. Such notice must be given to the Employee’s immediate superior and must be in accordance with the Company’s guidelines in this regard.

12.2	If the Employee is responsible for the Company losing the right to reimbursement, the Company will be entitled to set off lost reimbursement against the Employee’s salary.

13.	Travelling and Representation

13.1

The Company will reimburse the Employee for all reasonable travelling and entertainment expenses incurred in the service of the Company in accordance with the Company’s travel and expense claims policy. The Employee must calculate his travel and other expenses in the service of the Company for the previous month. Receipts must be presented.

13.2

The Employee is entitled to a mileage allowance at the official rates of the Danish Government if the Employee uses his own car in the service of the Company. Such use does not include transportation between the Employee’s home address and the Company. The Employee must provide the Company with a monthly statement of the use of his own car in the service of the Company no later than 25.

14.	Holiday

14.1	The Employee is entitled to paid holiday in accordance with the Danish Holiday Act (ferieloven) in force from time to time.

14.2

The Employee will be entitled to five (5) special days of holiday in each holiday year in addition to his holiday entitlement under the Danish Holiday Act. Unless otherwise agreed, the special days of holiday may not be transferred to the next holiday year and the Employee is not entitled to payment in lieu of any special days of holiday not taken at the end of a holiday year. In the event of termination of the Employment Contract, the Employee will forfeit his right to any special days of holiday not taken.

15.	Confidentiality

15.1

During his employment and after the effective date of termination of the Employment Contract, the Employee must observe strict confidentiality in respect of all of the Company’s affairs, including its activities, practices and business relations.

15.2

The duty of confidentiality also applies to all material, including, but not limited to, information relating to customers and prices, marketing material, know-how, software, strategies and concepts, technical drawings, formulas and models, regardless of the form or medium in which it exists.

15.3

All know-how created during the Employee’s employment will be deemed to be the Company’s trade secrets. After the effective date of termination of the Employment Contract, the Employee will not be entitled to exploit such know-how on his own behalf or on behalf of any other person or to disclose any information on such know-how.

15.4	Any breach of the duty of confidentiality will be deemed a material breach of this Employment Contract with the ensuing consequences for the Employee.

16.	Intellectual Property Rights

16.1

The Employee assigns absolutely and irrevocably, to the Company, all rights in intellectual property (including rights in inventions, creations, designs, trademarks and other marks as well as copyrights and any associated rights, including, to the widest extent possible, moral rights) and rights under the Danish Act on Trade Secrets (lov om forretningshemmeligheder), including section 4, and similar rules of law and rights in know-how created by the Employee during his employment or for a period of six (6) months after the effective date of termination of the Employment Contract, or any rights which are otherwise the result of or related to the employment.

16.2

The assignment is subject to no restrictions whatsoever, and the Company is entitled to re-assign such rights in whole or in part. To the extent possible, the provisions of sections 53-56 of the Danish Copyright Act (ophavsretsloven) and similar rules of law have been derogated from to the Company’s benefit.

16.3

The Employee is at any time obliged to perform any act which, in the Company’s or its successors’ commercially reasonable judgment, is necessary or appropriate to create or verify the assigned rights or the transfer of such rights to the Company or its successors. By his signature on the Employment Contract, the Employee irrevocably authorises the Company or its successors to execute on his behalf all documents required to this end. If a personal signature is required, the Employee must sign such documents without undue delay.

16.4

The Employee’s salary is determined in consideration of the duties to be performed by the Employee during his employment with the Company, and of the efforts which the Employee is expected to devote in the Company. Consequently, the Employee’s salary includes remuneration for the assignment of the Employee’s intellectual property rights etc. to the Company, and the Employee will therefore not be entitled to separate payment for such rights. Referring to the salary fixing principles, the Employee and the Company agree that, as a general rule, the Employee will not be entitled to compensation pursuant to section 8 of Danish Employees’ Inventions Act (lov om arbejdstageres opfindelser) or similar rules of law.

17.	Termination

17.1

Termination of the employment by either Party must be in accordance with the rules of the Danish Salaried Employees Act (funktion&rloven), however, provided always that the Employee’s notice is extended to two months, and the Company’s notice is extended to six months. However, when the Employee has been employed for 8 years and 6 months, the notice from the Company is 7 months cf. section 2(6) of the Danish Salaried Employees Act.

17.2	The Employment Contract may be terminated by either Party in writing to expire on the last day of a month.

17.3

In the event that the Employee has received sick pay for an aggregate period of 120 days within a period of 12 consecutive months, the Company may terminate this Employment Contract by one (1) months’ notice in accordance with section 5(2) of the Danish Salaried Employees Act.

18.	Email and Internet

18.1

The Employee agrees that if deemed necessary by the Company for the sake of its operation or security, the Company may read and record the Employee’s emails and Internet use, e.g. to check that the Company’s emails and Internet policy is being observed. The Employee’s consent also applies to private emails regardless of whether such emails are marked “private”, “confidential” or are otherwise stated to have private contents.

18.2	The Employee undertakes to comply with the Company’s email and Internet policy in force from time to time.

19.	Return of Property

19.1

On the effective date of termination of the Employment Contract or if the Employee is released from his duty to perform services for the Company, the Employee must at the Company’s request immediately return all material and property belonging to the Company, including keys/entrance card, mobile telephone, laptop etc.

19.2	As compensation for not having the mobile telephone during a release period, the Company will pay a monthly amount equal to the taxable value of such property.

19.3	The Employee is not entitled to exercise any right of retention in respect of such material or property belonging to the Company, regardless of whether the Employee has a claim against the Company.

20.	Employment Covenant (combined non-competition and non-solicitation of customers’ clause)

20.1

The Employee, holding a position of particular trust and responsibility as Chief Medical Officer, shall not, during his employment and for a period of six (6) months after the effective date of termination, be engaged in, cooperate with, own or in any other way hold interests in, including as a member of the board of directors, consultant, etc., any activities that directly or indirectly compete with the activities carried on by the Company during the employment and/or at the effective date of termination of this Employment Agreement.

20.2

Furthermore, during the employment and for a period of six (6) months after the effective date of termination, the Employee may not take employment with or have any direct or indirect business- related contact with customers or other business partners with which the Employee has had business relations within the twelve (12) months preceding the date on which this Employment Agreement is terminated.

20.3	This employment covenant is applicable in Denmark and Europe.

20.4

The non-competition part of this employment covenant has been entered into between the Company and the Employee by reference to the Employees extensive knowledge within the Company’s products, customers, strategy and pricing structure which renders it necessary for the Company to enter into the non-competition part of this employment covenant .

20.5

The effective date of termination shall be defined as the date on which the notice of termination applicable to the employment expires regardless of whether the Employee has actually ceased to perform services for the Company on an earlier date.

20.6

The Company shall, without undue delay following the date on which notice of termination is served, provide the Employee with a list of the customers, business partners, etc. which are subject to the non-solicitation part of this employment covenant.

20.7

For as long as this employment covenant is in force, the Employee will be entitled to receive compensation for being subject to the employment covenant in an amount corresponding to 60% of his remuneration (salary, pension contributions, the value of employee benefits, etc.) payable to the Employee on the effective date of termination. The compensation is payable monthly in arrears, except for the compensation for the first two (2) months which is payable as a lump sum on the effective date of termination.

20.8

If the Employee finds other suitable employment during the period in which this employment covenant is in force, the Employee will only be entitled to the lump sum for the first two (2) months payable on the effective date of termination and from the third (3) month to a monthly compensation of 24% of the remuneration payable to the Employee on the effective date of termination.

20.9	The Employee is obliged to inform the Company in writing of any new employment. Failure to comply with such obligation will be regarded as a material breach of this employment covenant.

20.10	If the Employee has been employed by the Company for less than six (6) months, this employment covenant will not be valid.

20.11

Furthermore, the non-competition part of this employment covenant will not be valid if the Employee is terminated by the Company without reasonable cause, of if the Employee terminates the employment, and the Company’s failure to meet its obligations has given the Employee good cause for such termination. In that case, the Employee will be entitled to the compensation payable as a lump sum for the first two (2) months.

20.12

The Employee will forfeit his right to compensation, except for the lump sum paid for the first two (2) months, if the Employee fails to actively seek other suitable employment and to observe his duty to mitigate.

20.13

If the Employee is summarily dismissed (bortvises) due to breach of his contractual obligations, the Employee’s right to receive compensation will be forfeited. The Employee’s obligations under this employment covenant will remain effective.

20.14

The Company may apply for an injunction to stop the breach of employment covenant. In addition, the Employee must pay an agreed penalty in an amount corresponding to three (3) months’ remuneration (salary, pension contributions, the value of employee benefits, etc.) for any one breach of this employment covenant. In the event of persistent breach, the Employee must pay an agreed penalty for each month or part thereof. The Employee must also indemnify the Company for any loss suffered by the Company in excess of the agreed penalty due to the Employee’s breach of this employment covenant. Payment of the agreed penalty or compensation will not release the Employee from his obligations under this employment covenant.

20.15	The Company may terminate the employment covenant by one month’s notice to expire on the last day of a month. This also applies in the 6-month period in which the employment covenant is in force.

21.	Paternity and Parental Leave

21.1	The Employee’s right to leave in connection with paternity and parental leave is governed by the Danish Maternity Leave Act (barselsloven).

22.	General Provisions

22.1	The provisions of the Danish Salaried Employees Act and the Danish Holiday Act apply to the employment.

22.2	The employment is not covered by a collective bargaining agreement.

22.3

The Company will arrange for the necessary application to the Danish Authorities (SKAT) on behalf of the Employee with regard to the Danish tax scheme for foreign researchers and highly- paid employees. The filing and the tax treatment of any payments made under this Employment Contract is however of no concern to the Company and merely the Employee’s own risk and responsibility.

22.4

The Employee must keep the Company informed of his current address to the effect that a termination of employment forwarded by the Company to the address most recently provided by the Employee may be regarded as given with a legal and valid notice.

22.5

The employee handbook is an integral part of the Employee’s terms of employment. The Employee undertakes to familiarise himself with the Company’s employee handbook in force from time to time and to observe the guidelines set out therein and applicable from time to time.

23.	Personal Data

23.1

The Employee’s personal data will be processed in accordance with the Company’s Employee Privacy Notice in force from time to time. This Privacy Notice contains information about the Employee’s rights pursuant to the General Data Protection Regulation (“GDPR”) and the Danish Act on Data Protection (databeskyttelsesloven) and will be provided to the Employee in connection with the commencement of the employment.

23.2

For the purpose of the Company’s compliance with its obligations under the GDPR and the Danish Act on Data Protection, the Company issues data protection and information policies, guidelines, etc. describing the conditions on e.g. data security, use of the internet/email systems, etc. The Employee is obligated to become acquainted with and observe the policies, guidelines, etc., applicable from time to time.

24.	Governing Law and Jurisdiction

24.1	This Employment Contract is governed by Danish law.

24.2	Any disputes concerning the employment relationship must be brought before The City Court of Copenhagen as the agreed venue.

25.	Signatures

25.1	This Employment Contract is executed in two (2) counterparts, each Party receiving one (1) counterpart.

Date: November 28, 2019	Date: November 28, 2019
For Galecto Biotech ApS

/s/ Hans Thalsgard Schambye	/s/ Bertil E. Lindmark
Hans Thalsgard Schambye	Bertil E. Lindmark